Exhibit 99.1

Moody's Corporation Reports Results for Fourth Quarter and Full-Year 2012

  4Q12 revenue of $754.2 million up 33% from 4Q11
  4Q12 reported EPS of $0.70 up 63% from 4Q11
  FY 2012 revenue of $2,730.3 million up 20% from FY 2011
  FY 2012 reported EPS of $3.05 and FY 2012 pro-forma EPS of $2.99, both up 22% from FY 2011
  Projected FY 2013 EPS between $3.45 and $3.55

NEW YORK--(BUSINESS WIRE)--February 8, 2013--Moody’s Corporation (NYSE: MCO) today announced results for the fourth quarter and full-year 2012.

SUMMARY OF RESULTS FOR FOURTH QUARTER AND FULL-YEAR 2012

Moody’s reported revenue of $754.2 million for the three months ended December 31, 2012, up 33% from $567.1 million for the fourth quarter of 2011. Operating expenses for the fourth quarter of 2012 totaled $494.0 million, 25% higher than in the prior-year period, and included a non-tax deductible goodwill impairment charge of $12.2 million. Operating income for the quarter was $260.2 million, a 51% increase from $172.1 million for the same period last year. Adjusted operating income for the quarter was $296.2 million, a 54% increase from $192.7 million last year. Diluted earnings per share of $0.70 for the fourth quarter of 2012 increased 63% from $0.43 in the fourth quarter of 2011.

"Moody's delivered strong financial performance throughout 2012, with double-digit revenue growth in most lines of business," said Raymond McDaniel, President and Chief Executive Officer of Moody’s. "Despite ongoing economic uncertainty, we anticipate generally favorable market conditions to remain in place in 2013. As a result, Moody’s expects revenue growth across all areas of the business, as well as earnings per share in the range of $3.45 to $3.55."

Moody’s Corporation revenue for full-year 2012 totaled $2,730.3 million, an increase of 20% from $2,280.7 million for 2011. Operating expenses for full-year 2012 totaled $1,652.9 million, 19% higher than a year ago. Operating income of $1,077.4 million increased 21% from $888.4 million in 2011. Adjusted operating income was $1,183.1 million for the year, 22% higher than 2011. The operating margin was 39.5% for full-year 2012, up 50 basis points from full-year 2011’s margin of 39.0 percent. Diluted earnings per share of $3.05 for full-year 2012 grew 22% from $2.49 in 2011 and included a legacy tax benefit of $0.06 in the third quarter of 2012. Excluding legacy tax benefits in both periods, diluted earnings per share of $2.99 for the full-year 2012 grew 22% from $2.46 in 2011.

FOURTH QUARTER AND FULL-YEAR 2012 REVENUE

For Moody’s Corporation overall, global revenue of $754.2 million for the fourth quarter of 2012 was up 33% from the fourth quarter of 2011. U.S. revenue of $400.9 million for the fourth quarter of 2012 increased 40% from the fourth quarter of 2011, while revenue generated outside the U.S. of $353.3 million increased 26% from the prior-year period. Revenue generated outside the U.S. represented 47% of Moody’s total revenue for the quarter, down slightly from 50% in the year-ago period.

Global revenue for Moody’s Investors Service (“MIS”) for the fourth quarter of 2012 was $519.4 million, up 42% from the prior-year period. U.S. revenue of $306.6 million for the fourth quarter of 2012 increased 49% from the fourth quarter of 2011. Outside the U.S., revenue of $212.8 million increased 32% from the year-ago period. Foreign currency translation unfavorably impacted MIS revenue by 1 percent.

Within MIS, global corporate finance revenue of $244.9 million in the fourth quarter of 2012 increased 73% from the prior-year period, reflecting strong issuance in both investment-grade and speculative-grade markets. Corporate finance revenue increased 72% in the U.S. and 76% outside the U.S.

Global structured finance revenue totaled $102.9 million for the fourth quarter of 2012, an increase of 18% from a year earlier. U.S. structured finance revenue grew 50% from the year-ago period, primarily due to strength in ratings of commercial mortgage-backed securities and collateralized loan obligations, while non-U.S. structured finance revenue declined 9% compared to the prior-year period.

Global financial institutions revenue of $86.2 million in the fourth quarter of 2012 increased 29% compared to the prior-year period, primarily reflecting increased banking issuance. U.S. financial institutions revenue was up 39%, while non-U.S. revenue grew 23 percent.

Global public, project and infrastructure finance revenue was $85.4 million for the fourth quarter of 2012, an increase of 19% from the fourth quarter of 2011. U.S. revenue was up 9% from the prior-year period, primarily due to gains in project finance, while non-U.S. revenue increased 36%, reflecting growth in infrastructure finance in Europe.

Global revenue for Moody’s Analytics (“MA”) for the fourth quarter of 2012 was $234.8 million, up 17% from the fourth quarter of 2011. Excluding the impact of foreign currency translation, revenue growth was 18 percent. Approximately two-thirds of MA’s growth in the fourth quarter was organic. Revenue from research, data and analytics of $126.3 million increased by 9% from the prior-year period, reflecting solid growth from MA’s CreditView offering and strong customer retention. Enterprise risk solutions revenue of $79.0 million was up 31% over the prior-year period, driven by both strong growth in products and services that support bank regulatory and compliance activities and the acquisition of Barrie & Hibbert in December 2011. Revenue from professional services of $29.5 million was up 21% from the prior-year period, reflecting the acquisition of a majority stake in Copal Partners in November 2011.

In the U.S., MA revenue of $94.3 million for the fourth quarter of 2012 increased 16% from the prior-year period. Outside the U.S., revenue of $140.5 million grew 18% as compared with the same quarter of 2011.

For Moody’s Corporation overall, full-year 2012 global revenue of $2,730.3 million was up 20% from 2011. Excluding the impact of foreign currency translation, revenue growth was 22 percent. U.S. revenue of $1,464.1 million grew 24%, while non-U.S. revenue of $1,266.2 million rose 15% from the prior-year period.

Revenue at MIS totaled $1,886.8 million for full-year 2012, an increase of 20% from the prior-year period. U.S. revenue of $1,112.9 million grew 27%. Non-U.S. revenue of $773.9 million was up 12% from the prior year and represented 41% of MIS revenue, down from 44% in 2011.

MA revenue rose to $843.5 million for full-year 2012, up 19% from full-year 2011. Approximately half of MA’s 2012 revenue growth was organic. U.S. revenue of $351.2 million increased 18 percent. Non-U.S. revenue of $492.3 million increased 19% and represented 58% of MA revenue, essentially flat to 2011.

FOURTH QUARTER AND FULL-YEAR 2012 OPERATING EXPENSES, OPERATING INCOME, AND EFFECTIVE TAX RATE

Fourth quarter 2012 operating expenses for Moody’s Corporation were $494.0 million, 25% higher than in the prior-year period, primarily due to higher accruals for incentive compensation and Moody’s profit sharing plan, reflecting the stronger full-year results, as well as incremental legal defense costs. Operating expenses for the fourth quarter also included a non-tax deductible goodwill impairment charge of $12.2 million. The impact of foreign currency translation on operating expenses for the quarter was negligible. Operating income of $260.2 million for the quarter increased 51% from $172.1 million for the same period last year. Excluding the impact of foreign currency translation, operating income grew 55 percent. Moody’s reported operating margin for the fourth quarter of 2012 was 34.5%, up from 30.3% in the fourth quarter of 2011. Adjusted operating margin was 39.3% for the fourth quarter of 2012, up from 34.0% for the same period last year.

Full-year 2012 operating expenses for Moody’s Corporation of $1,652.9 million were 19% higher than the prior-year period. Excluding the impact of foreign currency translation, operating expenses grew 20 percent. Operating income of $1,077.4 million increased 21% from $888.4 million in 2011. Excluding the impact of foreign currency translation, operating income grew 25 percent. Moody’s reported operating margin for full-year 2012 was 39.5%, up from 39.0% in 2011. Adjusted operating margin was 43.3% for full-year 2012, up from 42.4% for the same period last year.

Moody’s effective tax rate was 31.5% for the fourth quarter of 2012, compared with 37.0% for the prior-year period. The decrease in the effective tax rate for the fourth quarter was primarily due to the favorable impact of tax planning initiatives related to foreign income in 2012. The annual effective tax rate for 2012 was 31.7% compared with 31.2% for 2011.

CAPITAL ALLOCATION AND LIQUIDITY

On December 11, 2012, Moody’s increased its quarterly dividend by 25% from $0.16 to $0.20 per share of Moody’s common stock. During the fourth quarter of 2012, Moody’s repurchased 1.5 million shares at a total cost of $71.4 million and issued 1.9 million shares under employee stock-based compensation plans. For full-year 2012, Moody’s repurchased 4.8 million shares at a total cost of $196.5 million, or $40.58 per share, and issued 6.0 million shares under employee stock-based compensation plans. Outstanding shares as of December 31, 2012 totaled 223.3 million, essentially flat to the prior-year period. As of December 31, 2012, Moody’s had $0.7 billion of share repurchase authority remaining under its current program. At year-end, Moody’s had $1.7 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash and cash equivalents at year-end were $1.8 billion, an increase of $995.4 million from a year earlier, due in part to Moody’s August 2012 bond offering of $500 million of unsecured notes. Full-year 2012 free cash flow was $778.1 million, an increase of $42.5 million from a year ago.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2013

Moody’s outlook for 2013 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

For Moody’s overall, the Company expects full-year 2013 revenue to grow in the high-single-digit percent range. Full-year 2013 operating expenses are projected to increase in the low-single-digit percent range. Full-year 2013 operating margin is projected to be between 42 and 43 percent and adjusted operating margin for the year is expected to be between 46 and 47 percent. The effective tax rate is expected to be approximately 32 percent. The Company expects diluted earnings per share for full-year 2013 in the range of $3.45 to $3.55. Full-year 2013 share repurchases are expected to be approximately $500 million, subject to available cash, market conditions and other ongoing capital allocation decisions. These repurchases are meant to substantially offset the impact of employee stock-based compensation plans. Capital expenditures are projected to be approximately $50 million. The Company expects approximately $100 million in depreciation and amortization expense.

For the global MIS business, revenue for full-year 2013 is expected to increase in the high-single-digit percent range. Within the U.S., MIS revenue is expected to increase in the high-single-digit percent range, while non-U.S. revenue is expected to increase in the mid-single-digit percent range. Corporate finance revenue is projected to grow in the high-single-digit percent range. Revenue from structured finance is expected to grow in the mid-single-digit percent range, while revenue from financial institutions is expected to grow in the low-single-digit range. Public, project and infrastructure finance revenue is expected to increase in the low-double-digit percent range.

For MA, full-year 2013 revenue is expected to increase in the high-single-digit percent range. Within the U.S., MA revenue is expected to increase in the high-single-digit percent range. Non-U.S. revenue is expected to increase in the low-double-digit percent range. Revenue from research, data and analytics is projected to grow in the high-single-digit percent range, while revenue for enterprise risk solutions and professional services revenue are each expected to grow in the low-double-digit percent range.

CONFERENCE CALL

A conference call to discuss fourth quarter and full-year 2012 results will be held this morning, February 8, 2013, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 11:59 p.m. Eastern Time, March 9, 2013.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, February 8, 2013 until 11:59 p.m. Eastern Time, March 9, 2013. The replay can be accessed from within the U.S. and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 5043660.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.7 billion in 2012, employs approximately 6,800 people worldwide and maintains a presence in 28 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2013 and other forward-looking statements in this release are made as of February 8, 2013, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipated regulations resulting from that law; the potential for increased competition and regulation in the EU and other foreign jurisdictions; new EU regulations adding a private right of action against credit rating agencies for breaches of EU CRA regulations, requiring rotation of rating agencies for re-securitizations rated within the EU and imposing shareholder restrictions; exposure to litigation related to our rating opinions, as well as any other litigation to which the Company may be subject from time to time; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2012	2011	2012	2011
Amounts in millions, except per share amounts

Revenue	$754.2	$567.1	$2,730.3	$2,280.7

Expenses:
Operating	221.6	181.2	795.0	683.5
Selling, general and administrative	236.4	193.2	752.2	629.6
Restructuring	-	(0.1)	-	-
Goodwill impairment charge	12.2	-	12.2	-
Depreciation and amortization	23.8	20.7	93.5	79.2
Total expenses	494.0	395.0	1,652.9	1,392.3

Operating income	260.2	172.1	1,077.4	888.4
Non-operating (expense) income, net
Interest (expense) income, net	(21.6)	(16.9)	(63.8)	(62.1)
Other non-operating (expense)
income, net	(2.2)	0.4	10.4	13.5
Total non-operating
(expense) income, net	(23.8)	(16.5)	(53.4)	(48.6)
Income before provision for income taxes	236.4	155.6	1,024.0	839.8
Provision for income taxes	74.4	57.5	324.3	261.8
Net income	162.0	98.1	699.7	578.0
Less: net income attributable to
noncontrolling interests	1.9	1.9	9.7	6.6
Net income attributable to Moody's Corporation	$160.1	$96.2	$690.0	$571.4

Earnings per share attributable to Moody's common shareholders
Basic	$0.72	$0.43	$3.09	$2.52
Diluted	$0.70	$0.43	$3.05	$2.49

Weighted average number of shares outstanding
Basic	223.0	222.2	223.2	226.3
Diluted	227.3	225.7	226.6	229.4

Supplemental Revenue Information (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

Amounts in millions	2012	2011	2012	2011

Moody's Investors Service
Corporate Finance	$244.9	$141.2	$857.6	$652.1
Structured Finance	102.9	86.9	381.0	344.6
Financial Institutions	86.2	66.8	325.5	294.9
Public, Project and Infrastructure Finance	85.4	72.0	322.7	277.3
Intersegment royalty	19.1	16.8	71.5	65.8
Sub-total MIS	538.5	383.7	1,958.3	1,634.7
Eliminations	(19.1)	(16.8)	(71.5)	(65.8)
Total MIS revenue	519.4	366.9	1,886.8	1,568.9

Moody's Analytics
Research, Data and Analytics	126.3	115.4	491.0	451.3
Enterprise Risk Solutions	79.0	60.4	242.6	196.1
Professional Services	29.5	24.4	109.9	64.4
Intersegment revenue	2.8	2.8	11.8	10.6
Sub-total MA	237.6	203.0	855.3	722.4
Eliminations	(2.8)	(2.8)	(11.8)	(10.6)
Total MA revenue	234.8	200.2	843.5	711.8

Total Moody's Corporation revenue	$754.2	$567.1	$2,730.3	$2,280.7

Moody's Corporation revenue by geographic area

United States	$400.9	$286.3	$1,464.1	$1,177.0
International	353.3	280.8	1,266.2	1,103.7

	$754.2	$567.1	$2,730.3	$2,280.7

Non-operating (expense) income, net

	Three Months Ended		Year Ended
	December 31,		December 31,

	2012	2011	2012	2011
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings	$(21.7)	$(16.6)	$(73.8)	$(65.5)
Income	1.5	1.4	5.2	5.3
Legacy Tax, UTPs and other
tax related liabilities (a)	(1.4)	(2.6)	4.8	(5.0)
Capitalized	-	0.9	-	3.1
Total interest (expense) income, net	$(21.6)	$(16.9)	$(63.8)	$(62.1)
Other non-operating (expense) income, net:
FX gain/(loss)	$0.1	$(0.7)	$(5.9)	$2.6
Legacy Tax (b)	-	-	12.8	6.4
Joint venture income (loss)	(2.1)	1.5	4.8	6.8
Other	(0.2)	(0.4)	(1.3)	(2.3)
Other non-operating (expense) income, net	(2.2)	0.4	10.4	13.5
Total non-operating (expense) income, net	$(23.8)	$(16.5)	$(53.4)	$(48.6)

(a) The years ended December 31, 2012 and December 31, 2011 both contain approximately $4 million in benefits from
Legacy Tax Matters. Additionally, the amount for the year ended December 31, 2012 contains a benefit of approximately
$7 million related to the settlement of state and local income tax audits

(b) The amounts represent favorable resolutions of Legacy Tax Matters

Selected Consolidated Balance Sheet Data (Unaudited)

	December 31,	December 31,
	2012	2011
Amounts in millions

Cash and cash equivalents	$1,755.4	$760.0
Short-term investments	17.9	14.8
Total current assets	2,525.7	1,424.4
Non-current assets	1,435.2	1,451.7
Total assets	3,960.9	2,876.1
Total current liabilities	1,164.9	1,134.0
Total debt (1)	1,671.2	1,243.8
Other long-term liabilities	719.7	667.5
Total shareholders' equity(deficit)	400.0	(158.4)
Redeemable noncontrolling interest*	68.9	60.5
Total liabilities, redeemable noncontrolling interest and shareholders' equity(deficit)	3,960.9	2,876.1

Actual number of shares outstanding	223.3	222.4

* Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

	December 31,	December 31,
(1) Total debt consists of the following:	2012	2011
Series 2005-1 Notes due 2015 (a)	$313.8	$311.5
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	63.8	135.0
2010 Senior Notes due 2020 (c)	497.4	497.3
2012 Senior Notes due 2022 (d)	496.2	-
Total debt (e)	$1,671.2	$1,243.8

(a)Includes a $13.8 million and $11.5 million fair value adjustment on an interest rate hedge at December 31, 2012 and December 31, 2011, respectively

(b) Various payments through 2013

(c) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount

(d) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount

(e) Of the total debt shown in the table above, $63.8 million and $71.3 million are classified within total current liabilities at December 31, 2012 and 2011, respectively, and consist of the current portion of borrowings under the 2008 Term Loan

Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization, a goodwill impairment charge and restructuring-related items.

	Three Months Ended December 31,
	2012				2011
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$538.5	$237.6	$(21.9)	$754.2	$383.7	$203.0	$(19.6)	$567.1
Operating, selling, general and administrative expense	283.1	196.8	(21.9)	458.0	227.5	166.5	(19.6)	374.4
Adjusted operating income	255.4	40.8	-	296.2	156.2	36.5	-	192.7

Depreciation and amortization	11.4	12.4	-	23.8	10.3	10.4	-	20.7
Restructuring	-	-	-	-	(0.1)	-	-	(0.1)
Goodwill impairment charge	-	12.2	-	12.2	-	-	-	-
Operating income	$244.0	$16.2	$-	$260.2	$146.0	$26.1	$-	$172.1
Adjusted operating margin	47.4%	17.2%		39.3%	40.7%	18.0%		34.0%
Operating margin	45.3%	6.8%		34.5%	38.1%	12.9%		30.3%

	Year Ended December 31,
	2012				2011
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,958.3	$855.3	$(83.3)	$2,730.3	$1,634.7	$722.4	$(76.4)	$2,280.7
Operating, selling, general and administrative expense	967.1	663.4	(83.3)	1,547.2	833.6	555.9	(76.4)	1,313.1
Adjusted operating income	991.2	191.9	-	1,183.1	801.1	166.5	-	967.6

Depreciation and amortization	44.3	49.2	-	93.5	41.3	37.9	-	79.2
Goodwill impairment charge	-	12.2	-	12.2	-		-	-
Operating income	$946.9	$130.5	$-	$1,077.4	$759.8	$128.6	$-	$888.4
Adjusted operating margin	50.6%	22.4%		43.3%	49.0%	23.0%		42.4%
Operating margin	48.4%	15.3%		39.5%	46.5%	17.8%		39.0%

Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and knowledge outsourcing engagements.

	Transaction and Relationship Revenue

	Three Months Ended December 31,
	2012			2011
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	76%	24%	100%	65%	35%	100%
Structured Finance	62%	38%	100%	54%	46%	100%
Financial Institutions	40%	60%	100%	23%	77%	100%
Public, Project and Infrastructure Finance	62%	38%	100%	60%	40%	100%
Total MIS	65%	35%	100%	54%	46%	100%

Moody's Analytics	28%	72%	100%	25%	75%	100%

Total Moody's Corporation	54%	46%	100%	44%	56%	100%

	Year Ended December 31,
	2012			2011
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	74%	26%	100%	71%	29%	100%
Structured Finance	58%	42%	100%	52%	48%	100%
Financial Institutions	37%	63%	100%	34%	66%	100%
Public, Project and Infrastructure Finance	61%	39%	100%	58%	42%	100%
Total MIS	62%	38%	100%	58%	42%	100%

Moody's Analytics	23%	77%	100%	20%	80%	100%

Total Moody's Corporation	50%	50%	100%	46%	54%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as “non-GAAP financial measures” as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company’s performance, facilitate comparisons to competitors’ operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Pro forma diluted earnings per share attributable to Moody's common shareholders:
The Company presents this non-GAAP measure to exclude the impacts of Legacy Tax to allow for a more meaningful comparison of Moody’s Net Income and diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount.

	Year Ended December 31,
	2012	2011
Diluted earnings per share attributable to Moody's common shareholders	$3.05	$2.49
Legacy Tax	$(0.06)	$(0.03)
Pro forma diluted earnings per share attributable to Moody's common shareholders	$2.99	$2.46

Adjusted Operating Income and Adjusted Operating Margin:
The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization, goodwill impairment charges and restructuring-related items. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization as well as goodwill impairment charges because companies utilize productive assets of different ages and use different methods of acquiring productive assets including goodwill. Companies also have different methods of depreciating and amortizing productive assets as well as different methods of valuing goodwill. Management believes that the exclusion of certain items, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Operating income	$260.2	$172.1	$1,077.4	$888.4
Depreciation & amortization	23.8	20.7	93.5	79.2
Restructuring	-	(0.1)	-	-
Goodwill impairment charge	12.2	-	12.2	-
Adjusted operating income	$296.2	$192.7	$1,183.1	$967.6
Operating margin	34.5%	30.3%	39.5%	39.0%
Adjusted operating margin	39.3%	34.0%	43.3%	42.4%

	Full-Year Ended December 31,
	2013
Operating Margin Guidance	42 - 43%
Depreciation and amortization	4%
Adjusted Operating Margin Guidance	46 - 47%

Free Cash Flow:
The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Year Ended December 31,
	2012	2011
Net cash flows from operating activities	$823.1	$803.3
Capital additions	(45.0)	(67.7)
Free cash flow	$778.1	$735.6
Net cash used in investing activities	$(50.2)	$(267.6)
Net cash provided by (used in) financing activities	$202.6	$(417.7)

CONTACT:
Michael Adler
Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com